Sunbelt Business Brokers



                           AGREEMENT TO PURCHASE


                                                               April 18th, 2014




1. Mel Zimmerman (the "Buyer") agrees to purchase from Oakridge Holdings Inc. (the "Seller") all of the issued and outstanding stock of Stinar Corporation (hereafter, "Business") located at: 3255 Sibley Memorial Highway, St. Paul, MN which is held by the Seller (the "Stock").



2. The Purchase Price of $3,800,000 shall be paid as follows:



   a.    $20,000  Deposit on the date of this Agreement, included in Cash at
                  Closing to be deposited in the trust account of Broker within 3 business days of the offer acceptance by Seller.


   b. __________  Additional deposit upon acceptance by Seller, included in
                  Cash at Closing.


   c. $3,780,000  Balance of Cash at Closing paid at Closing in cash or certified check.


      $3,800,000  Total Cash at closing


  d.  __________  Additional terms:



      $3,800,000  Total Purchase Price



3. The Closing shall take place on or before 4:00 p.m. on June 30th, 2014, at the office of Sunbelt Business Brokers (hereafter, "Broker"). Closing costs shall be shared equally by Buyer and Seller.



4. Seller warrants that at the time physical possession is delivered to Buyer, all equipment will be in working order and that the premises will pass all inspections necessary to conduct such business.



5. Sales tax, if applicable, will be paid for by the Buyer.



6. The Buyer and Seller agree to execute all documents necessary to consummate this transaction.



7. This Agreement contains the entire understanding of the parties and there are no organ agreements, understandings or representations relied upon by the parties.

It may be modified only in writing and signed by both thte buyer and Seller.

8. The Seller represents and warrants that it holds of record the Stock and will deliver the shares representing the Stock free and clear of any liens, claims or encumbrances on the closing date. Buyer will assume short term liabilities arising from any work in process. Seller will assume all long term liabilities. Seller will provide an updated balance sheet 10 days prior to closing.



9. The following adjustments and pro-rations shall be made at Closing: rent, utilities, prepaid expenses.



10. In case any litigation is instituted to collect any sum due Broker, the Seller agrees to pay the expenses incurred by the Broker in connection with such suit, including attorney's fees.



11. Seller shall indemnify and hold harmless Buyer from any claims, liabilities, or obligations arising out of conduct of the Business prior to Closing.



12. Buyer shall indemnify and hold harmless Seller from any claims, liabilities, or obligations arising out of conduct of the Business after closing.



13. If the Buyer and Seller fail to accept this Agreement by 3:00 P.M, May 9th 2014, then this Agreement is null and void and the Buyer's Deposit will be refunded.



14. Both Buyer and Seller agree that any information provided by Broker has not been verified by Broker and both parties shall rely solely on their own due diligence and hold Broker harmless from all claims regarding this transaction.



15. Buyer agrees that if it should fail or refuse to complete this transaction within fourteen days after the Closing date (#3, above) unless amended in writing, then any funds on Deposit with the Broker will be forfeited without notice to Buyer.



16. Conditions of Closing: Seller shall deliver to Buyer at, or prior to, Closing the following: a) Consents necessary to assign to Buyer, or assume by Buyer, any property leases the Business is party to. b) All licenses, permits and franchise agreements necessary to operate or acquire the Business shall be obtained by the Buyer or transferred to the Buyer by the Seller.



17. Contingencies:

Buyer review and approve financials.


The above Contingencies shall expire and the Deposit shall become non-refundable without notice to the Buyer at 3:00 PM on May 15th, 2014 ("Contingency Expiration Date"). The Deposit shall be refunded to the Buyer upon Buyer's notification to the Seller in writing, via Broker, prior to said date, that the Buyer is canceling this Agreement. The Business shall remain on the market until the Deposit becomes non-refundable; however, Buyer may notify Seller, in writing, via Broker, that the Deposit is non-refundable prior to the Contingency Expiration Date. In such event, the Business shall be removed from the market until the Contingency Expiration Date, after which the Business may again be marketed. In the event that the Seller receives an offer from another buyer prior to the Deposit becoming non-refundable, that the Seller wishes to accept, Seller shall notify Buyer in writing, via Broker, of said other offers. From the date of said notification, Buyer shall have the earlier of 3 business days or the Contingency Expiration Date above, to notify Seller in writing, via Broker, that the Deposit is non-refundable or this Agreement to Purchase shall become null and void and Deposit shall be fully refunded to Buyer.



18. Severability: The invalidity, illegality, or enforceability of any obligation or provision under this agreement shall not affect or impair the enforceability or legality of any remaining provision or obligation under this agreement.



19. Buyer and Seller individually acknowledge receipt of a copy of this Agreement.





NOTICE


THIS IS A LEGALLY BINDING DOCUMENT. READ IT CAREFULLY.
IF YOU DO NOT UNDERSTAND IT, CONSULT AN ATTORNEY.
BROKER IS NOT AUTHORIZED TO GIVE LEGAL ADVICE.



BROKER AND ALL OF BROKER'S AGENTS REPRESENT THE SELLER,
NOT THE BUYER, IN THIS AGREEMENT.





BUYER hereby agrees to buy on the terms set forth above.


Dated: 4/30/2014

BUYER NAME: Melvin L. Zimmerman

BUYER SIGNATURE: /s/ Melvin L. Zimmerman

Address: 2209 Samantha St. #15

City: De Pere   State: WI   Zip: 54115




The SELLER agrees to sell on the terms set forth above.

Dated: 5/9/2014

SELLER (Business Name): Stinar HG, Inc.

SELLER SIGNATURE: /s/ RC Harvey

Address: 3255 Sibley Memorial Hwy.

City: St. Paul   State: MN   Zip: 55121